Exhibit 10.2

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth annual rates of cash and equity compensation for non-management directors, as adopted at the May 7, 2019, April 9, 2020, May 15, 2020 and June 29, 2020 Board meetings. At the April 9, 2020 meeting, the Board reduced all cash compensation by 50%, to reflect a reduced rate for quarterly pay periods in response to the economic downturn and uncertainty caused by the COVID-19 pandemic. At the May 15, 2020 meeting, the Board approved the equity compensation for the Lead Director and modified the methodology used for granting equity compensation to all non-management directors. At the June 29, 2020 meeting, the Board reinstated the cash compensation rates to levels that existed prior to the April 9, 2020 meeting. The reinstated rates will be applicable to the third quarter 2020 director cash payments.

Compensation Item	Annual Compensation Rates Approved May 7, 2019		Annual Compensation Rates Approved April 9, 2020		Annual Compensation Rates Approved May 15, 2020	Annual Compensation Rates Approved June 29, 2020
Cash Compensation
Board Retainer		$90,000		$45,000	$45,000	$90,000
Audit Committee
Chair Retainer		$25,000		$12,500	$12,500	$25,000
Member Retainer		$10,000		$5,000	$5,000	$10,000
Compensation Committee
Chair Retainer		$20,000		$10,000	$10,000	$20,000
Member Retainer		$8,000		$4,000	$4,000	$8,000
Nominating & Corporate Governance Committee
Chair Retainer		$15,000		$7,500	$7,500	$15,000
Member Retainer		$7,000		$3,500	$3,500	$7,000

Equity Compensation—Restricted Stock or Restricted Stock Units
Director Retainer		$150,000		$150,000	$150,000	$150,000
Lead Director Additional Retainer[1]	$	N/A	$	N/A	$125,000	$125,000

[1]	The Lead Director receives a $125,000 equity retainer in addition to the standard director equity retainer of $150,000.

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, effective November 6, 2017 (filed November 9, 2017 as Exhibit 10.6 to the Company’s Form 8-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (“RSUs”). In either case, the awards generally have a 12-month vesting period, ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or, if the director’s service is terminated upon a change in control of the Company. Historically, the number of shares or units awarded was calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the grant date. However, the Board modified this methodology in light of the stock price volatility and economic conditions related to the COVID-19 pandemic. For the 2020 grant on May 15, 2020, the number of shares or units awarded was calculated by dividing the dollar value of the award by the average closing price of the Company stock for the 10 trading days following the 2019 fourth quarter earnings release, which was $45.85 per share.

RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses incurred by the directors to attend Board meetings. Our management directors do not receive compensation for their Board service.

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